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                                                                    Exhibit 99.1

                  HARTMAN COMMERCIAL PROPERTIES REIT ANNOUNCES
                      SECOND QUARTER EARNINGS AND REVENUES

Houston, Texas - August 6, 2003: Hartman Commercial Properties REIT ("HCP") announces today the results of its second quarter, ending June 30, 2003. All per share amounts reflected current shareholder balances through June 30, 2003:

.. Net Income Available to common shareholders decreased slightly to $1,050,005 as compared to $1,099,689 in the second quarter of 2002. This represents $0.21 per common share for the second quarter of 2003 as compared to $0.22 per common share for the second quarter of 2002.

.. Revenues for the second quarter of 2003 were $5,485,617, up from $5,214,460 for the second quarter of 2002. This represents a 5% increase when comparing second quarter 2003 to the same period in 2002.

.. Occupancy for the overall portfolio was reported at 89% for the second quarter of 2003 as compared to 93% for the second quarter of 2002.

.. The Board of Directors of HCP declared a dividend of $0.25 per common share for the second quarter of 2003 up from $0.2375 per common share for the year ago quarter. This dividend represents a distribution of $1.00 per share on an annualized basis. The dividend will be paid in three equal installments beginning on July 1, 2003. Shareholders can expect a monthly dividend payment at the end of the first week of each month.

     Allen R. Hartman, President of HCP, announced the results, and stated, "We are most pleased with HCP's performance throughout the second quarter. All our employees have worked diligently to deliver these wonderful numbers." Hartman went on to state that "We made great strides in improving on our goals of maximizing shareholder income and keeping expenses in line with growth."

     Bob Engel, Chief Financial Officer of HCP, commented on several significant accomplishments that were achieved during the quarter. Engel noted:

          We finalized a $25,000,000 credit facility with Union Planters Bank at an attractive interest rate for the purpose of acquiring additional properties. Our cost of funds for this line of credit is capped at the 30-day Libor Rate plus 2.25% which is a favorable rate. The term of the loan is two years with interest only, payable monthly. The loan will be secured by existing unencumbered properties and new properties to be acquired, with a maximum loan to value ratio of 50%.

     Terry Henderson, Chief Financial Officer of Hartman Management, L.P. which manages HCP, addressed two significant financial accomplishments, which positively affected HCP. He stated "HCP won several significant property tax reductions during the quarter, which should have the effect of reducing its property tax expense and liability. These hard fought victories took a concerted team effort."

     Hartman Commercial Properties REIT is a Houston, Texas based real estate investment trust with 32 income producing properties including holdings in the retail, office and industrial/warehouse segments of

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the commercial property industry. The REIT was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management Inc. The current value of properties owned by Hartman Commercial Properties REIT is approximately $125,000,000. For more information on HCP, please contact Hartman's headquarters at (713) 467-2222 or (800) 880-2212.

     Statements about HCP's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside HCP's control, that could cause actual results to differ materially from such statements. While HCP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in "Risks Related to our Business" in HCP's Registration Statement on Form 10, filed with the Securities and Exchange Commission. A discussion of these factors, including risks and uncertainties, is set forth from time to time in HCP's filings with the Securities and Exchange Commission. HCP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.